Exhibit 10.15

RESEARCH AGREEMENT

THIS RESEARCH AGREEMENT (this “Agreement”), dated as of September 15th, 2015 (the “Effective Date”), between Fortress Biotech, Inc. (f/k/a Coronado Biosciences, Inc.), a Delaware Corporation (the “Company”) having an address 3 Columbus Circle, 15th Floor, New York, NY 10019, and NeuPharma, Inc., a Delaware corporation (“NeuPharma”) having an address of 1175 Chess Drive, Ste 206, Foster City, CA 94404.

PRELIMINARY STATEMENT

On March 17, 2015, NeuPharma and the Company entered into a license agreement pursuant to which, inter alia, NeuPharma granted the Company an exclusive royalty-bearing right and license under the Licensor Technology to research, Develop, have Developed, manufacture, have manufactured, use, import and Commercialize and have Commercialized the Licensed Products (the “License Agreement”).

Pursuant to the License Agreement, the Parties contemplated the possibility entering into a sponsored research agreement to identify additional inhibitors of EGFR and/or BTK, with differing kinase profile from the current lead Licensed Products.

Accordingly, the Parties have agreed as to the terms and conditions on which NeuPharma shall conduct the research required to identify additional Compounds and Licensed Products as follows:

TERMS AND CONDITIONS

In consideration of their mutual covenants set forth in this Agreement, Company and NeuPharma agree as set forth herein.

1.	DEFINITIONS

The following initially capitalized terms have the meanings set forth herein, unless otherwise expressly provided. Each meaning shall apply to both singular and plural forms of such capitalized terms as the context may require. Capitalized terms used herein but not defined herein shall have the meaning ascribed to such term in the License Agreement.

“Force Majeure” means, as to any person, any act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, prevention from or hindrance in obtaining energy or other utilities, labor disputes of whatever nature or any other reason beyond the reasonable control of the person in question.

“Party” means NeuPharma or Company, and “Parties” means NeuPharma and Company.

“Research” means the work to be performed by NeuPharma pursuant to this Research Agreement as set forth in one or more Research Work Orders.

“Research Work Order” means any plan of work to be conducted by NeuPharma pursuant to this Agreement executed by the Parties and attached hereto a form as Exhibit A, as amended from time to time by the Parties.

“Results” has the meaning provided in Section 5.4.

“Subject Inventions” shall mean patentable inventions or discoveries conceived and reduced to practice in the course of the Research by one or more employees or agents of NeuPharma, or by one or more employees or agents of Company, or jointly by one or more employees or agents of NeuPharma and one or more employees or agents of Company, including all intellectual property rights therein and thereto.

“Term” has the meaning provided in Section 11.1 below.

2.	CONDUCT OF THE RESEARCH

2.1            Research; Additional Research Work Orders. Commencing on the Effective Date, NeuPharma shall use reasonable efforts to conduct the Research in a professional manner, consistent with the applicable Research Work Orders. Company shall identify a designated representative in the Research Work Order (“Designated Representative”) to be Company’s contact person with respect to the conduct of the Research. NeuPharma shall consider in good faith the advice and guidance of the Designated Representative with respect to the conduct of the Research. Any disputes as to the conduct of the Research shall be settled by agreement of the CEO’s of each of the Parties. At the request of the Company, NeuPharma shall prepare a proposal for additional Research Work Orders. Additionally, if during the conduct of the Research, either Party believes a modification to Research Work Order is necessary, the Parties shall discuss in good faith any modifications to a Research Plan that may be proposed by Company or NeuPharma. Such proposed modifications shall not become effective until agreed to in writing by Company and NeuPharma; provided, however, that for items in the budget that require discussion among the parties, NeuPharma will not move forward without the agreement of the Designated Representative. NeuPharma shall have the right to subcontract any of its obligations under this Agreement, provided that NeuPharma shall be responsible for the activities of its subcontractors performing NeuPharma’s obligations under this Agreement.

2.2            Cooperation. To the extent reasonably required to perform the Research, NeuPharma shall permit personnel of Company, upon reasonable prior notice to NeuPharma and conditioned upon appropriate assurances of confidentiality and compliance with NeuPharma restrictions applicable to such facilities, to visit the NeuPharma facilities where the Research is being conducted.

3.	NEUPHARMA AND COMPANY RESOURCES

3.1            Personnel. Following the Effective Date as it relates to the initial Research Work Order and once additional Research Work Orders are finalized, NeuPharma will take reasonable steps to make available suitably qualified personnel for the conduct of the Research. NeuPharma shall be responsible for all compensation, fringe benefits, reimbursement of expenses and withholding of governmental taxes and charges with respect to its personnel, and NeuPharma shall have the right to terminate or replace any of its personnel involved in the Research in its discretion.

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3.2            Equipment and Facilities. All equipment and facilities necessary to perform the Research shall be the responsibility of NeuPharma.

4.	PAYMENT

4.1            Payments. Company shall not be obligated to pay any amount for Research other than as specifically stated in a Research Work Order. Except as set forth in a Research Work Order, this Agreement or the License Agreement, including with respect to prosecution of any Licensor Patents, NeuPharma shall be responsible for all costs and expenses it incurs in connection with this Agreement. Company shall make the payments to NeuPharma for the Research as set forth in each Research Work Order. All such payments shall be made by bank wire transfer in accordance with the instructions agreed to by the Parties.

5.	RECORDS; REPORTS; OWNERSHIP OF DATA AND DOCUMENTS; INTELLECTUAL PROPERTY

5.1            Records. NeuPharma will maintain complete and accurate records of the conduct, status and progress of the Research in compliance with its standard internal practices as in effect during the term of the Agreement and make such records available to Company during mutually convenient times during normal business hours upon reasonable advanced written notice.

5.2            Reports. On quarterly basis following the Effective Date, NeuPharma will provide a written report to Company with respect to the Research. Such reports will be prepared in the standard format of NeuPharma, and will summarize the work performed on the Research during the prior quarter and results obtained to date. Additionally, between quarterly reports NeuPharma shall communicate with the Designated Representative on a regular basis, including weekly or bi-monthly calls, or other agreed upon frequency of calls as the Parties may agree, to review the Research and troubleshoot any issues and/or suggest modifications. A final written report shall be delivered by NeuPharma to Company within 30 days after the completion of the Research or the termination of this Agreement, whichever is earlier. Company shall, upon NeuPharma’s request, provide a written report of any Results prepared or generated by Company, conducted in connection with the Research.

5.3            Personnel. Each Party shall obtain, or shall have obtained, from each of its personnel involved in the Research an agreement by which each of them assigns to such Party all of his or her right, title and interest in and to (a) any invention or discovery conceived or reduced to practice in the performance of the Research, and (b) all rights, including copyright rights, in and to any original work of authorship prepared in connection with the Research.

5.4            Ownership of Data and Documents. All reports, findings, data and supporting documentation, in whatever form (e.g., laboratory notebooks, original data, slides, photographs or computer records), that are prepared or generated by NeuPharma or Company pursuant to this Agreement and that do not constitute Subject Inventions (collectively, the “Results”) shall be the property of the preparing or generating Party. Results prepared or generated by NeuPharma that pertain directly to SRA Compounds shall be deemed to be included in Licensor Know-How licensed to Company under the License Agreement. Results prepared or generated by Company that pertain directly to SRA Compounds shall be deemed to be included in Company Technology licensed to NeuPharma under the License Agreement.

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5.5            Subject Inventions. Each Party shall promptly report to the other Party any Subject Invention, which report shall be accompanied by an invention disclosure that describes in reasonable detail the substance of the discovery or invention (a “Disclosure Report”). All rights to Subject Inventions conceived solely by employees, contractors, representatives or agents of NeuPharma will belong solely to NeuPharma (“NeuPharma Inventions”). All rights to Subject Inventions conceived solely by employees, contractors, representatives or agents of Company will belong solely to Company (“Company Inventions”‘). All rights to Subject Inventions conceived jointly by employees, contractors, representatives or agents of NeuPharma and employees or agents of Company will belong jointly to NeuPharma and Company (“Joint Inventions”). All NeuPharma Inventions Covering SRA Compounds shall be deemed included in Licensor Patents licensed to Company under the License Agreement. All Company Inventions outside the Territory Covering SRA Compounds shall be deemed included in Coronado Technology licensed to NeuPharma under the License Agreement. Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit such jointly owned inventions or intellectual property, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such approval or accounting.

5.6            Compounds. Any inhibitor(s) primarily targeting EGFR or BTK that are discovered in performance of the Research at any time during the term of this Agreement (“SRA Compounds”) shall be deemed Compounds under the License Agreement. To the extent that NeuPharma provides company with any information or materials pertaining to inhibitors that are not SRA Compounds, Company agrees to use such information and materials only for the purpose of internal evaluation of the structure-activity relationships of SRA Compounds by Company and for no other purposes.

6.	NOTICES

All notices under this Agreement shall be sent by registered or certified mail, postage prepaid, or by overnight courier service. Notices pertaining to this Agreement shall be sent to:

If to NeuPharma:

Address:

NeuPharma, Inc.

1175 Chess Dr., Ste 206

Foster City, CA 94404

Attention: Shawn Qian

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If to the Company:

Fortress Biotech, Inc.

3 Columbus Circle, 15th Floor

New York, NY 10019

Attention: Leonid Gorelik

7.	REPRESENTATIONS AND WARRANTIES

7.1            Company. Company hereby represents and warrants that: (a) it has full power and authority to enter into this Agreement, and (b) it is bound by this Agreement in accordance with its terms.

7.2            NeuPharma. NeuPharma hereby represents and warrants that it (a) has full power and authority to enter into this Agreement, and (b) is bound by this Agreement in accordance with its terms.

8.	DISCLAIMERS AND LIMITATION OF LIABILITY

8.1            Warranties Disclaimed. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN SECTION 7, EACH PARTY DISCLAIMS ALL WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF A COMPOUND, INCLUDING ANY SRA COMPOUND.

8.2            Indemnification.

(a)            Company shall indemnify, defend and hold harmless NeuPharma and its officers, directors, medical and professional staff, employees, affiliates and representatives and their respective successors, heirs and assigns (the “NeuPharma Indemnitees”), against any liability, damage, loss or expense incurred by or imposed upon them in connection with any claims, suits, actions, demands or judgments (“Claim”) by a third party arising out of the manufacture, use or sale of any material or product by or on behalf of Company as a result of the Research and/or embodying Subject Inventions and/or based on any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any process or service made, used or sold by Company pursuant to any right or license granted under this Agreement. Company shall not have any obligations under this paragraph with respect to Claims arising out of the negligence or intentional misconduct of the NeuPharma Indemnitees.

(b)            NeuPharma shall indemnify, defend and hold harmless the Company and its officers, directors, medical and professional staff, employees, affiliates and representatives and their respective successors, heirs and assigns (“Company Indemnitees”‘), against any liability, damage, loss or expense incurred by or imposed upon them in connection with any Claim by a third party arising out of NeuPharma’s negligence, bad faith, willful misconduct or material breach of this Agreement. NeuPharma shall not have any obligation under this paragraph with respect to Claims arising out of the negligence or intentional misconduct of the Company Indemnitees.

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(c)            The procedure and expenses for a Party or other Person intending to claim indemnification under this Section 8.2 shall be as set forth in Sections 9.3 and 9.4 of the License Agreement, mutatis mutandis.

9.	CONFIDENTIALITY

9.1            Mutual Confidentiality. Neither Party shall disclose the other Party’s Confidential Information to any person other than its employees, officers, directors, affiliates, agents and representatives who are bound by obligations of confidentiality and who have a need to know such information in order to perform their obligations in connection with the Research. Each Party may only use the other Party’s Confidential Information as permitted to perform its respective obligations under this Agreement. “Confidential Information” means any information disclosed by a Party to the other Party that is reasonably expected to be treated in a confidential manner under the circumstances of disclosure under this Agreement or by the nature of the information itself.

9.2            Exceptions. The obligations of confidentiality applicable to Confidential Information of the other Party shall not apply to any information that is (a) known publicly or becomes known publicly through no fault of the recipient; (b) learned by the recipient on a non-confidential basis from a third party entitled to disclose it without obligation of confidentiality; (c) developed by the recipient independently of and without use of or reference to Confidential Information of the other Party as evidenced by prior written records of the recipient; (d) already known to the recipient without obligations of confidentiality before receipt from the disclosing party, as shown by its prior written records; or (e) is disclosed to the public to the extent required by law, regulation or the order of a judicial or administrative authority, provided that the recipient notifies the disclosing party promptly upon receipt at any such order or becoming aware of any such law or regulation. If a Party becomes legally compelled to disclose any Confidential Information of the other Party, such Party will (1) provide the other Party prompt written notice, if legally permissible, and will use its best efforts to assist such other Party in seeking a protective order or another appropriate remedy and (2) furnish only that portion of the Confidential Information that is legally required to be disclosed. Any Confidential Information legally compelled to be disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure.

9.3            Publicity. Neither Party may issue a press releases or otherwise disclose the existence or terms of this Agreement without the prior written consent of the other Party; provided, however, that once the existence or any terms or conditions of this Agreement has been publicly disclosed in a manner mutually and reasonably agreed-to by the Parties, either Party may republish the facts previously disclosed without the prior consent of the other Party.

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10.	TERM AND TERMINATION

10.1          Term. The term of this Agreement shall commence on the Effective Date, and, unless terminated earlier as provided herein, shall expire on the earlier of (i) the completion of the Research or (ii) the second anniversary of the Effective Date.

10.2          Right to Terminate. Company shall have the right to terminate this Agreement at any time upon thirty (30) days written notice to NeuPharma. Either Company or NeuPharma may terminate this Agreement effective upon notice to the other:

(a)            the other Party commits a material breach of this Agreement and the breach is not remedied within 30 days after the receipt of notice identifying the breach, requiring its remedy and stating the intent of the Party giving notice to terminate in the absence of remedy, or

(b)            the other Party (i) becomes unable to pay its debts as they become due, (ii) suspends payment of its debts, (iii) enters into or becomes subject to corporate rehabilitation or bankruptcy proceedings or liquidation or dissolution that is not dismissed within 60 days of filing, (iv) makes an assignment for the benefit of its creditors or (v) seeks relief under any similar laws for debtor’s relief.

10.3          Effect of Expiration or Termination. Upon the termination of this Agreement, NeuPharma shall cease all Research. Within 30 days following the expiration or termination of this Agreement, each Party shall promptly deliver to the other party all of its Confidential Information (save one copy for purposes of determining compliance with its obligations of confidentiality hereunder). This Section 10.3 and Sections 1, 5.4, 5.5, 5.6, 6, 8, 9 and 11 shall survive expiration or termination of this Agreement. Termination or expiration of this Agreement shall not relieve the Parties of any liability that accrued hereunder before the effective date of such termination or expiration. In addition, termination or expiration of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

11.	MISCELLANEOUS

(a)            Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by one party without the other prior written permission. Notwithstanding the foregoing, either Party may assign or transfer all of its rights and obligations under this Agreement without the consent of the other Party to an Affiliate of such assigning Party or a person that succeeds to all or substantially all of that Party’s business or assets to which this Agreement pertains whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 11(a) shall be null and void.

(b)            This Agreement and the License Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement and the License Agreement.

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(c)            Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon in writing and signed by the Parties.

(d)            This Agreement shall be construed and interpreted in accordance with the laws of the State of New York and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law. Any dispute arising under or with respect to this Agreement may be brought and maintained solely in the state or federal courts located in New York, NY, and the Parties expressly consent to the exclusive jurisdiction of such courts for such purpose.

(e)            The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

(f)            Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

(g)            No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

(h)            This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)            This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy of this Agreement, including the signature pages, will be deemed an original.

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IN WITNESS WHEREOF, Company and NeuPharma have caused this Agreement to be executed and delivered as of the date hereof.

FORTRESS BIOTECH, INC.		NEUPHARMA, INC.

By	/s/ Michael Weiss	By	/s/ Shawn Qian

Name: Michael Weiss		Name: Shawn Qian

Title: Executive Vice Chairman		Title: President & CEO

EXHIBIT A

Research Work Order #1

Scope of Research to be Conducted:	Identify selective compounds with more potent BTK inhibition: BTK IC50 <10 nM; IC50 wtEGFR/BTK >10; selectivity against majority of the kinome.

Company’s Designated Representative	Leonid Gorelik

Budget/Payment Obligations:

The projected 12-month budget is totaled $1,300,000 to $1,533,000.

The non-refundable down payment of $260,000 is due within 7 days after the agreement is signed.

NeuPharma shall raise quarterly invoices to Company for the work conducted and expenses incurred for that particular quarter. Payment by Company on any invoice issued by NeuPharma shall be due within thirty (30) days of the receipt date of such invoice.

If NeuPharma does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Company from the due date until the date of payment at a rate equal to the lesser of (a) US dollar one-month LIBOR plus 500 basis points, or (b) the maximum rate permissible under applicable Law.

Projected Start Date:	October 1, 2015

Projected End Date:	October 1, 2016

Exhibit A